UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2013

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS.

Tender Offer.  On August 6, 2013, Venoco, Inc. (“Venoco” or the “Company”) commenced a tender offer to purchase for cash, subject to certain conditions, including the completion of the proposed financing transaction by the Company’s sole stockholder, Denver Parent Corporation (“DPC”), described below, any and all of the $150 million outstanding principal amount of its 11.50% senior notes due 2017. In connection with the tender offer, Venoco is also soliciting consents from the holders of the 11.50% senior notes to the amendment of the indenture governing those notes to eliminate substantially all of the restrictive covenants in the indenture, among other changes. Venoco estimates that the aggregate cost of purchasing the 11.50% senior notes, and making the related consent payments, will be approximately $160 million if all notes are tendered and all consents received. If the DPC financing transaction described below is completed, but the tender offer is not completed or less than all of the 11.50% senior notes are purchased in the tender offer, the Company would plan to use the proceeds of the capital contribution described below to redeem the 11.50% senior notes that remain outstanding in October 2013.

Parent Financing Transaction.  Subject to market conditions and other factors, DPC is planning a financing transaction in which it would raise approximately $250 million, less fees and expenses, in a private offering of senior unsecured notes. DPC intends to use the net proceeds of the transaction to repay its senior secured notes and to make a capital contribution to Venoco. Venoco plans to use the net proceeds of the capital contribution to fund the tender offer and consent solicitation described above.

In connection with the transaction, Venoco plans to enter into an amendment to its revolving credit facility to increase its ability to pay dividends to DPC. Venoco expects that the amendment will generally permit Venoco to pay regular cash dividends to DPC in an amount sufficient to allow DPC to pay cash interest on its new notes. The amendment is expected to become effective upon Venoco’s receipt of a specified cash capital contribution from DPC and Venoco’s purchase of at least 50% of its outstanding 11.50% senior notes.

Master Limited Partnership.  Venoco has submitted to the Securities and Exchange Commission a draft registration statement relating to a master limited partnership (“MLP”) that would own a portion of its producing properties in Southern California. Subject to market conditions and other factors, Venoco may elect to effect an initial public offering of MLP units. Venoco currently expects that it would contribute 22% interests in certain of its key properties (the “partnership properties”), to the MLP contemporaneously with the closing of the public offering in exchange for cash and general and limited partner interests in the MLP. Venoco expects that the MLP would sell a majority of the limited partner interests in the MLP in the offering and that the offering would be completed in 2013. At least 75% of the consideration Venoco would receive in the transaction would be in the form of cash. Venoco currently expects the partnership properties would consist of 22% working interests in 9 gross (2 net) identified producing wells in the South Ellwood field, a 22% working interest in the Santa Clara Federal unit, a 22% working interest in the West Montalvo field, a 6% working interest in the Dos Cuadras field, and a 22% working interest in the Beverly Hills West field. As of December 31, 2012, the partnership properties had estimated proved reserves of 7.4 MMBOE and represented 14% of Venoco’s estimated proved reserves. For the year ended December 31, 2012 and the six months ended June 30, 2013, production from the partnership properties was 640 MBOE and 371 MBOE, respectively. Venoco would expect to use the cash proceeds of the contribution of assets to the MLP to reduce its outstanding indebtedness. Venoco is unable to predict the amount of cash proceeds it will receive if the transaction is completed.

The expectations of DPC and Venoco regarding the nature, timing, terms and completion of the proposed notes tender offer, financing transaction, revolving credit agreement amendment and MLP transaction are subject to numerous risks and uncertainties, and there can be no assurance that any of the transactions will be completed in the expected  time frame, on the expected terms or at all.  Nothing herein constitutes an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered in the DPC financing transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Operations Update.  The Company completed the 3242-15RD well at its South Ellwood field in early July 2013 and put the well on production in mid-July. The well is currently in the process of de-watering, which is expected to continue for a few more weeks.  Until the well has finished the de-watering process, a stabilized oil rate cannot be determined.  The initial results from the well indicate that it is producing at a rate of more than 1,000 BOE per day gross.  However, overall production from the field has not increased by the full amount of production attributed to the well, which could indicate that the well is in communication with other wells located in the same bottom-hole vicinity. Prior to the 3242-15RD coming on production, the South Ellwood field produced an average of approximately 5,470 BOE per day in July on a gross basis.  Subsequent to the well coming on production, the total field production averaged approximately 5,940 BOE per day for the remainder of July, an increase of approximately 470 BOE per day.

Also at the South Ellwood field, in July 2013 the Company finished drilling the 3242-19 well to a probable location northeast of Platform Holly in the Coal Oil Point fault block.  This well is expected to be completed in two sections.  Completion of the first section is scheduled to be finished by August 9, 2013.  Testing of the first section of the well is expected to last approximately 30 days.  The Company intends to initiate completion of the second section of the well once testing of the first section is concluded.

The Company initiated its drilling program in the South Ellwood field in early 2012. Prior to realizing production from the first well in the program, gross production from the field averaged approximately 2,500 BOE per day.  As noted above, the field averaged total production of approximately 5,940 BOE per day for the second half of July.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2013

VENOCO, INC.

	By:	/s/ Edward J. O’Donnell
Name: Edward J. O’Donnell
Title: Chief Executive Officer